UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 21, 2006

Interactive Motorsports and Entertainment Corp.

(Exact name of registrant as specified in its charter)

Indiana	000-30771	35-2205637
State or Other Jurisdiction of Incorporation or Organization	Commission File No.	I.R.S. Employer Identification Number

5624 West 73rd Street

Indianapolis, Indiana 46278

(Address of principal executive offices)

(317) 295-3500

(Registrant’s Telephone Number,

Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements
or a Related Audit Report or Completed Interim Review

On Tuesday, August 15, 2006, Company management made the decision to restate the Company’s financials from the period beginning with Form 10-KSB for the year ended December 31, 2004 to the current date in order to account for the transactions with Race Car Simulator Corporation (“RCSC”) as a borrowing rather than an asset purchase in accordance with the guidance provided in paragraphs 21-22 of the Statement of Financial Accounting Standards No. 13 (SFAS 13). Management has concluded that it made a misinterpretation of this technical accounting rule. In order to make a fair presentation of its financials in compliance with Generally Accepted Accounting Principles, the Company is revising its revenue recognition policy with respect to sales where the Company retains risk of ownership as defined in SFAS 13.

SFAS 13, paragraph 21 states, “The sale of property subject to an operating lease, or of a property that is leased by or intended to be leased by the third-party purchaser to another party, shall not be treated as a sale if the seller or any party related to the seller retains substantial risks of ownership in the leased property.” The paragraph goes on to describe an example where, in the case of a default by lessee or termination of the lease, the arrangements may involve a commitment by the seller to substitute an existing lease or to secure a replacement lessee under a remarketing agreement. A remarketing agreement by itself shall not disqualify accounting for the transaction as a sale if the seller (a) will receive a reasonable fee commensurate with the effort involved at the time of securing a replacement lessee for the property and (b) is not required to give priority to the re-leasing of the property owned by the third party purchaser over similar property owned by the seller. In the case of the Company’s Asset Purchase Agreements and Management Agreements with RCSC, Section 4.12 of the Asset Purchase Agreement provides RCSC, the Buyer, with a performance guarantee from the Company, the Seller, that Buyer shall receive at least the minimum guaranteed minimum payment amounts with respect to each Lease in effect on the date of the transaction. Since most of the Leases had terms of three years, the Company is considered to maintain “significant risk” during this guarantee period of time as defined in SFAS 13. Secondly, Section 1(a)(ii) of the Management Agreement between the Company and RCSC states that if any Simulators are not, at any time, being utilized to generate revenue for RCSC, the Company is obligated to place such Simulators into service under Leases with operators prior to placing any of its own Simulators into any such arrangements. Management has determined that the “substantial risk” under the Asset Purchase Agreements with RCSC is valid for a three year period since the risk of receiving ongoing minimum guarantees from the lease or revenue share agreements shifts to the Buyer after the three year period. Management has determined that the “substantial risk” under the Management Agreement is valid for a five year period since this is the expected time period for RCSC’s Aggregate Investment Amount to reach zero as detailed in Section 4 (a) of the Management Agreement. Once the Aggregate Investment Amount has reached zero (five years at the minimum payment levels of the leases/revenue share agreements), then the Company is compensated with 75% of the aggregate cash payments received by RCSC from the leases/revenue share agreements. Under the guidance provided in SFAS 13, the risk shifts to the Buyer (RCSC) at this time since the Seller (the Company) is being reasonably compensated for the effort under the Management Agreement.

Management has concluded that because “substantial risk”, as defined within SFAS 13, exists during the five year period after the Asset Purchase Agreement and Management Agreement transactions with RCSC, and that such risk shifts at the three and five year periods, the Company’s transactions with RCSC on December 31, 2004, March 31, 2005 and April 15, 2005 shall each be treated from an accounting standpoint as a borrowing rather than an asset sale, and has restated its financials during this period of time to reflect this change in accounting.

Authorized officers of the Company have discussed with the Company’s independent auditors the matters disclosed in Item 4.02 above.

The Company has adopted this change in accounting method in its recent filing of the June 30, 2006, 10-QSB and is in the process of preparing restated prior financial statements and intends to file them as promptly as possible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 21, 2006	INTERACTIVE MOTORSPORTS AND ENTERTAINMENT CORP. By: /s/ William Donaldson William Donaldson Chief Executive Officer